BLUE BIRD DELIVERS STRONG
FISCAL 2020 SECOND QUARTER RESULTS;
SEVENTH CONSECUTIVE QUARTER OF ADJUSTED EBITDA GROWTH

Net Sales increased by $43.8M to $255.4M, up 21%
GAAP net loss equal to prior year
GAAP Diluted EPS improved by 1 cent to a loss of 2 cents
Adjusted EBITDA of $12.7M, up $0.5M
FY2020 Guidance Withdrawn due to Uncertainty of COVID-19 Impact

Macon, GA, May 14, 2020 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2020 second quarter results. GAAP net loss for the second quarter was $0.6 million, equal to the second quarter of FY2019. Blue Bird's Adjusted EBITDA for the quarter was $12.7 million, an increase of $0.5 million over prior year. Compared with prior year, Diluted EPS and Adjusted Diluted EPS were up 1 cent and down 5 cents, respectively for the quarter.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended April 4, 2020	B/(W) 2019	Six Months Ended April 4, 2020	B/(W) 2019
Unit Sales	2,594	323	4,054	183
GAAP Measures:
Revenue	$255.4	$43.8	$408.6	$42.1
Net Loss	$(0.6)	$—	$(1.0)	$0.9
Diluted Loss per Share	$(0.02)	$0.01	$(0.04)	$0.03
Non-GAAP Measures[1]:
Adjusted EBITDA	$12.7	$0.5	$20.7	$1.3
Adjusted Net Income	$2.8	$(1.1)	$4.8	$(0.4)
Adjusted Diluted Earnings per Share	$0.10	$(0.05)	$0.18	$(0.01)
1 Reconciliation to relevant GAAP metrics shown below

“We are very pleased with our second quarter results," said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “We increased volume in the second quarter by 14% over last year and grew net sales revenue by a substantial 21%. This was a terrific achievement by our sales team in the seasonally-low first half of the fiscal year. The combination of additional electric bus sales and our focus on driving higher revenue through pricing, contributed to an increase in average selling price per bus of more than $6,000, or 7% over last year's second quarter. We also continued to make great progress in driving down structural costs with our Transformational Initiatives, resulting in our seventh consecutive quarter of year-over-year growth in Adjusted EBITDA.

"As many firms have been reporting, the COVID-19 pandemic has presented a number of unprecedented challenges to business continuity. Our team has done an outstanding job reacting decisively to keep our employees safe, ensuring that our supply-base is aligned with our production schedule, working with state and local officials to maintain an "essential business" designation, and ensuring the company has ample liquidity. Not surprisingly, we have seen significantly lower-than-normal order intake since the middle of March, as school districts across the US and Canada began to close. School boards have been dealing with many challenging issues around education and this has delayed their decisions on school bus purchases. In response, we have taken a number of austerity measures to conserve cash, including cutting non-essential spending, re-evaluating all outstanding capital spending projects, and reducing SG&A expenses. Additionally, we announced earlier this month that we had increased our revolving credit line by $42 million, which is a nice boost to our already-strong liquidity position of $97 million at quarter end. We really appreciate the partnership we have with our bank group. We will also move to a single-shift production schedule in June, which will improve efficiencies and reduce cost. We can handle future demand by moving from a four-day production schedule on two shifts to a five-day schedule on one shift, working ten hours per day at straight time. This a great example of restructuring our business in response to these difficult times and making us more competitive going forward.

“While orders since the middle of March have been consistently lower than last year, feedback from our dealers and customers indicate that there is significant demand for new school buses ahead as schools prepare for the next school year and school transportation teams return to work as shelter-in-place mandates are lifted. We anticipate orders to increase in the next few weeks in support of bus deliveries for the next school year and we are prepared to meet that demand through July to September production. That said, due to the impact of COVID-19 on the rate of order intake we have already seen, and uncertainty about the economic outlook, as well as timing of bus-purchase decisions, we are withdrawing our fiscal 2020 full-year guidance. We expect to have a clearer view of the full year outlook in the next four to six weeks."

Fiscal 2020 Second Quarter Results

Net Sales
Net sales were $255.4 million for the second quarter of fiscal 2020, an increase of $43.8 million, or 20.7%, from prior year period. Bus unit sales were 2,594 units for the quarter compared with 2,271 units for the same period last year.

Gross Profit
Second quarter gross profit of $24.2 million represented a decrease of $1.8 million from the second quarter of last year. Gross profit margin declined 2.8 points to 9.5%. The decline was primarily driven by higher manufacturing costs, including “unusual events” totaling about $6 million, encompassing COVID-19 and launch costs.

Net Loss
Net loss was $0.6 million for the second quarter of fiscal 2020, equal to the same period last year.

Adjusted Net Income
Adjusted Net Income was $2.8 million, representing a decrease of $1.1 million compared with the same period last year.

Adjusted EBITDA
Adjusted EBITDA was $12.7 million, representing an increase of $0.5 million compared with the second quarter last year. The increase was driven by higher volume, bus pricing and cost reductions, partially offset by higher manufacturing costs.

Year-to-Date 2020 Results

Net Sales
Net sales were $408.6 million for the six months ended April 4, 2020, an increase of $42.1 million, or 11.5%, compared with the prior year. Bus unit sales were 4,054 units for the six months ended April 4, 2020 compared with 3,871 units for the same period last year.

Gross Profit
Year-to-date gross profit was $45.5 million, an increase of $0.4 million from the prior year.

Net Income
Net income was $1.0 million for the six months ended April 4, 2020, which was $0.9 million above the same period in the prior year.

Adjusted Net Income
Year-to-date Adjusted Net Income was $4.8 million, representing a decrease of $0.4 million compared with the prior year. The decline is more than accounted for by the non-recurrence of tax benefits realized in the third quarter of FY2018.

Adjusted EBITDA
Adjusted EBITDA was $20.7 million for the six months ended April 4, 2020, an increase of $1.3 million over the prior year.

Conference Call Details

Blue Bird will discuss its second quarter 2020 results and other related matters in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•
Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 1-866-548-4713 or 1-323-794-2093

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 570,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow” because management views these metrics as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income prior to discontinued operations income or loss, interest income, interest expense including the component of lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents interest expense on lease liabilities, income taxes, depreciation and amortization including the component of lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents amortization charges on right-to-use lease assets, and disposals, as adjusted to add back certain charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. We believe these expenses are non-recurring charges and not considered an indicator of ongoing company performance. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted Net Income is net income as adjusted to add back certain costs as mentioned above. Adjusted diluted earnings per share represents Adjusted Net Income available to common stockholders by diluted weighted average common shares outstanding (as if we had GAAP net income during the respective period). Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined in the preceding paragraph. We believe the non-GAAP metrics offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define free cash flow as total cash provided by/used in operating activities minus cash paid for fixed assets and acquired intangible assets. We define adjusted free cash flow as free cash flow minus cash paid for (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. We use free cash flow and adjusted free cash flow, and ratios based on both, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations. In limited circumstances in which proceeds from sales of fixed assets exceed purchases, free cash flow would exceed cash flow from operating activities. However, since we do not anticipate being a net seller of fixed assets, we expect free cash flow to be less than cash flows from operating activities.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Forward-looking statements in this document also may include, but are not limited to, statements regarding the pricing of the share repurchase, the potential tender offer by Blue Bird for shares of its common stock, and the benefits and timing of any potential tender offer. Many risks, contingencies and uncertainties could cause actual results to differ materially from Blue Bird’s forward-looking statements. Among these factors are the risk that Blue Bird may decide not to commence the tender offer, and that if Blue Bird does commence a tender offer, that the offer may not be completed.

Contact:
Mark Benfield
Profitability & Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	April 4, 2020	September 28, 2019
Assets
Current assets
Cash and cash equivalents	$34,086	$70,959
Accounts receivable, net	7,082	10,537
Inventories	143,942	78,830
Other current assets	13,257	11,765
Total current assets	$198,367	$172,091
Property, plant and equipment, net	104,541	100,058
Goodwill	18,825	18,825
Intangible assets, net	53,176	54,720
Equity investment in affiliate	10,986	11,106
Deferred tax assets	3,891	3,600
Finance lease right-of-use assets	6,086	4,638
Other assets	228	375
Total assets	$396,100	$365,413
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$116,007	$102,266
Warranty	8,345	9,161
Accrued expenses	18,111	28,697
Deferred warranty income	8,545	8,632
Finance lease obligations	734	716
Other current liabilities	11,889	10,310
Current portion of long-term debt	9,900	9,900
Total current liabilities	$173,531	$169,682
Long-term liabilities
Revolving credit facility	$30,000	$—
Long-term debt	168,715	173,226
Warranty	13,053	13,182
Deferred warranty income	14,403	15,413
Deferred tax liabilities	374	168
Finance lease obligations	5,419	3,921
Other liabilities	11,862	12,108
Pension	43,806	45,524
Total long-term liabilities	$287,632	$263,542
Stockholders' deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued at April 4, 2020 and September 28, 2019	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 27,027,272 and 26,476,336 shares outstanding at April 4, 2020 and September 28, 2019, respectively	3	3
Additional paid-in capital	87,408	84,271
Accumulated deficit	(46,691)	(45,649)
Accumulated other comprehensive loss	(55,501)	(56,154)
Treasury stock, at cost, 1,782,568 shares at April 4, 2020 and September 28, 2019	(50,282)	(50,282)
Total stockholders' deficit	$(65,063)	$(67,811)
Total liabilities and stockholders' deficit	$396,100	$365,413

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(in thousands except for share data)	April 4, 2020	March 30, 2019	April 4, 2020	March 30, 2019
Net sales	$255,412	$211,642	$408,629	$366,568
Cost of goods sold	231,243	185,688	363,160	321,504
Gross profit	$24,169	$25,954	$45,469	$45,064
Operating expenses
Selling, general and administrative expenses	19,858	22,928	40,353	40,201
Operating profit	$4,311	$3,026	$5,116	$4,863
Interest expense	(5,658)	(3,998)	(7,555)	(6,872)
Interest income	—	—	—	9
Other income (expense), net	180	(275)	374	(624)
Loss before income taxes	$(1,167)	$(1,247)	$(2,065)	$(2,624)
Income tax benefit	817	179	1,143	415
Equity in net (loss) income of non-consolidated affiliate	(289)	395	(120)	316
Net loss	$(639)	$(673)	$(1,042)	$(1,893)

Earnings per share:
Basic weighted average shares outstanding	26,866,822	26,595,280	26,667,860	26,449,072
Diluted weighted average shares outstanding	26,866,822	26,595,280	26,667,860	26,449,072

Basic loss per share	$(0.02)	$(0.03)	$(0.04)	$(0.07)
Diluted loss per share	$(0.02)	$(0.03)	$(0.04)	$(0.07)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
(in thousands of dollars)	April 4, 2020	March 30, 2019
Cash flows from operating activities
Net loss	$(1,042)	$(1,893)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,086	4,844
Non-cash interest expense	2,926	2,451
Share-based compensation	2,297	2,045
Equity in net loss (income) of non-consolidated affiliate	120	(316)
(Gain) loss on disposal of fixed assets	(121)	27
Deferred taxes	(291)	83
Amortization of deferred actuarial pension losses	859	1,379
Foreign currency hedges	—	109
Changes in assets and liabilities:
Accounts receivable	3,455	15,795
Inventories	(65,112)	(68,607)
Other assets	(1,350)	(3,992)
Accounts payable	17,782	16,378
Accrued expenses, pension and other liabilities	(14,818)	4,925
Total adjustments	$(47,167)	$(24,879)
Total cash used in operating activities	$(48,209)	$(26,772)
Cash flows from investing activities
Cash paid for fixed assets	(14,251)	(22,706)
Proceeds from sale of fixed assets	150	—
Total cash used in investing activities	$(14,101)	$(22,706)
Cash flows from financing activities
Borrowings under the revolving credit facility	$30,000	$20,000
Borrowings under the senior term loan	—	50,000
Repayments under the senior term loan	(4,950)	(4,950)
Principal payments on finance leases	(540)	—
Cash paid for employee taxes on vested restricted shares and stock option exercises	(3,313)	(602)
Proceeds from exercises of warrants	4,240	740
Tender offer repurchase of common stock and preferred stock	—	(50,370)
Total cash provided by financing activities	$25,437	$14,818
Change in cash and cash equivalents	(36,873)	(34,660)
Cash and cash equivalents, beginning of period	70,959	60,260
Cash and cash equivalents, end of period	$34,086	$25,600

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 4, 2020	March 30, 2019	April 4, 2020	March 30, 2019
Net loss	$(639)	$(673)	$(1,042)	$(1,893)
Adjustments:
Interest expense, net (1)	5,754	4,102	7,747	7,070
Income tax benefit	(817)	(179)	(1,143)	(415)
Depreciation, amortization, and disposals (2)	3,816	2,833	7,354	5,240
Operational transformation initiatives	2,198	3,270	3,312	3,514
Foreign currency hedges	—	—	—	109
Share-based compensation	1,204	1,193	2,297	2,045
Product redesign initiatives	1,082	1,652	2,092	3,801
Costs directly attributed to the COVID-19 pandemic	107	—	107	—
Other	—	4	6	(53)
Adjusted EBITDA	$12,705	$12,202	$20,730	$19,418
Adjusted EBITDA margin (percentage of net sales)	5.0%	5.8%	5.1%	5.3%

(1) Includes $0.1 million for both three-month fiscal periods and $0.2 million for both six-month fiscal periods, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million for both three-month fiscal periods and $0.4 million and $0.3 million for the six months ended April 4, 2020 and March 30, 2019, respectively, representing amortization charges on right-to-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 4, 2020	March 30, 2019	April 4, 2020	March 30, 2019
Net cash provided by operating activities	$37,779	$21,436	$(48,209)	$(26,772)
Cash paid for fixed assets	(4,964)	(11,919)	(14,251)	(22,706)
Free cash flow	$32,815	$9,517	$(62,460)	$(49,478)
Cash paid for product redesign initiatives	(4,197)	(740)	(7,577)	(2,586)
Cash paid for operational transformation initiatives	(1,084)	(3,270)	(2,198)	(3,514)
Cash paid for costs directly attributed to COVID-19	(107)	—	(107)	—
Adjusted free cash flow	38,203	13,527	(52,578)	(43,378)

Reconciliation of Net Loss to Adjusted Net Income

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 4, 2020	March 30, 2019	April 4, 2020	March 30, 2019
Net loss	$(639)	$(673)	$(1,042)	$(1,893)
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	1,649	2,453	2,484	2,636
Product redesign initiatives	812	1,239	1,569	2,851
Foreign currency hedges	—	—	—	82
Share-based compensation	903	895	1,723	1,534
Costs directly attributed to the COVID-19 pandemic	80	—	80	—
Other	—	3	5	(40)
Adjusted net income, non-GAAP	$2,804	$3,916	4,819	5,169

(1) Amounts are net of estimated statutory tax rates of 25%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Six Months Ended
	April 4, 2020	March 30, 2019	April 4, 2020	March 30, 2019
Diluted loss per share	$(0.02)	$(0.03)	$(0.04)	$(0.07)
One-time charge adjustments, net of tax benefit or expense	0.12	0.18	0.22	0.26
Adjusted diluted earnings per share, non-GAAP	$0.10	$0.15	$0.18	$0.19
Weighted average dilutive shares outstanding (1)	26,976,324	26,915,502	26,885,398	27,023,021

(1) Weighted average dilutive shares outstanding for the three months ended April 4, 2020 and March 30, 2019 excluded 109,502 and 320,222 shares, respectively, and excluded 217,538 and 573,949 shares for the six months ended April 4, 2020 and March 30, 2019, respectively, as their effect would be anti-dilutive, but were included in the adjusted diluted earnings per share, non-GAAP calculation as their effect was dilutive.